UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 20, 2026

FedEx Corporation

(Exact name of registrant as specified in its charter)

Commission File Number 1-15829

Delaware (State or other jurisdiction of incorporation)	62-1721435 (IRS Employer Identification No.)

942 South Shady Grove Road, Memphis, Tennessee (Address of principal executive offices)	38120 (ZIP Code)

Registrant’s telephone number, including area code: (901) 818-7500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.10 per share	FDX	New York Stock Exchange
1.625% Notes due 2027	FDX 27	New York Stock Exchange
0.450% Notes due 2029	FDX 29A	New York Stock Exchange
0.450% Notes due 2029	FDX 29B	New York Stock Exchange
1.300% Notes due 2031	FDX 31B	New York Stock Exchange
3.500% Notes due 2032	FDX 32	New York Stock Exchange
0.950% Notes due 2033	FDX 33	New York Stock Exchange
0.950% Notes due 2033	FDX 33A	New York Stock Exchange
4.125% Notes due 2037	FDX 37	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Severance Plan

On July 20, 2026, the Board of Directors (the “Board”) of FedEx Corporation (“FedEx” or the “Company”), upon the recommendation of the Compensation and Human Resources Committee of the Board (the “Compensation & HR Committee”), approved the Executive Severance Plan, which will govern all future separations between FedEx and its executive officers. Benefits provided under the Executive Severance Plan are conditioned on the executive executing a full release of claims and certain non-competition and non-solicitation covenants in favor of FedEx. The right to continued severance benefits under the plan ceases in the event of a violation of such covenants. In addition, FedEx would seek to recover severance benefits already paid to any executive who violates such restrictive covenants. The plan replaces the Management Retention Agreements previously entered into by FedEx with each of its executive officers.

The terms and conditions of the Executive Severance Plan are summarized below.

Termination for Cause, Without Good Reason, or Death or Disability

If an executive’s employment is terminated by FedEx for cause, by the executive without good reason, or by reason of death or disability, the executive (or his or her estate) will receive all accrued compensation and benefits required by applicable law but no severance. Treatment of any equity awards granted to the executive will be governed by the terms of the FedEx Corporation 2019 Omnibus Stock Incentive Plan, as amended, or other applicable stock plan (“Omnibus Plan”).

Termination without Cause or With Good Reason (no Change of Control)

If an executive’s employment is terminated by FedEx without cause or by the executive with good reason (a “qualifying termination”), the executive will receive benefits upon termination of employment, including:

•	a lump sum cash payment equal to the applicable multiplier times the sum of (1) such executive’s annual base salary as in effect as of the date of termination and annual target cash bonus. “Multiplier” means (x) for the Chief Executive Officer (“CEO”), 2, (y) for any executive who has been employed by FedEx for 10 years or longer, 1.5, and (z) for any other executive, 1;

•	a prorated bonus under any active annual bonus plan for the year in which the qualifying termination occurs;

•	a taxable cash payment equal to the difference between the monthly COBRA premium paid by the executive for him/herself and his/her eligible dependents and the monthly premium amount paid by similarly situated employees for 18 months following termination; and

•	outplacement and tax preparation services.

In addition, if the executive has been employed by FedEx for 20 years or longer, such executive’s termination shall be deemed a “Retirement” under the Omnibus Plan. If the executive has been employed by FedEx for less than 20 years, the treatment of equity awards will be governed by the terms of the Omnibus Plan (or other applicable plan).

Support Services for CEO

Upon the retirement of the CEO, FedEx may continue to provide reasonable administrative, information technology support, and physical security services (the “Support Services”) for three years, in an amount not to exceed $250,000 in any fiscal year and $750,000 in the aggregate. Provision of the Support Services is subject to execution of a consulting agreement reasonably acceptable to FedEx pursuant to which the CEO shall remain available to provide reasonable consulting services to FedEx during the time such Support Services are provided. Support Services represent only in-kind benefits and shall not be paid in cash to the CEO.

Termination without Cause or With Good Reason (Change of Control)

In the case of any qualifying termination within twenty-four months after a change of control, the executive will receive the benefits to be received upon any qualifying termination, with the multiplier for all executives equal to 2x. The treatment of equity awards will be governed by the terms of the Omnibus Plan.

Special Bonus

In June 2026, the Board, upon the recommendation of the Compensation & HR Committee, established a one-time special cash bonus pool for eligible managing directors and above of the Company, representing approximately 1,100 employees, in recognition of their outstanding execution and the results achieved through the successful advancement of the Company's transformation. In approving the special bonus pool, the Board and Committee considered a number of key achievements during fiscal 2026, including above-plan adjusted consolidated operating income, structural cost savings that exceeded management's publicly announced target of $1 billion, successful execution of key transformation initiatives, and disciplined capital allocation. In July 2026, FedEx’s named executive officers will receive special bonus payments as follows: Rajesh Subramaniam, President and Chief Executive Officer – $1,900,000; and Brie A. Carere– $850,000.

SECTION 9. FINANCIAL STATEMENTS AND EXHIBITS.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Executive Severance Plan

104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FedEx Corporation

Date: July 24, 2026	By:	/s/ Gina F. Adams
	Name:	Gina F. Adams
	Title:	Executive Vice President, General Counsel and Secretary